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                                                                   Exhibit 99.2

                         [PRICEWATERHOUSECOOPERS LOGO]


                       Report of Independent Accountants

To the Board of Directors and Stockholder of Chase Manhattan Mortgage Corporation

We have examined management's assertion about Chase Manhattan Mortgage Corporation and its subsidiaries' (the "Company") compliance with the minimum servicing standards identified in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers ("USAP") exclusive of standards 1.4., III.3, III.4., V.3. and V.4., (collectively the "Applicable Standards") solely for the purposes of servicing the home equity loans underlying the Revolving Home Equity Loan Asset Backed Certificate Series 1995-1 (the "Agreement") as of and for the year ended December 31, 2000 included in the accompanying management assertion (see Exhibit I).

As the loans applicable to management's assertion are home equity loans, rather than first mortgage loans, certain USAP minimum servicing standards relating to escrows are not applicable. Therefore, USAP minimum servicing standards I.4., III.3., III.4.; V.3., and V.4., were not addressed during our examination. Further, management's assertion and this report relate only to the servicing of home equity loans underlying the Agreement and not loans in the residential loan servicing population.

Management is responsible for the Company's compliance with those Applicable Standards. Our responsibility is to express an opinion exclusively on management's assertion about the entity's compliance with the Applicable Standards based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the Applicable Standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the Applicable Standards.

In our opinion, management's assertion that the Company complied with the Applicable Standards solely for the purpose of servicing loans underlying the Agreement as of and for the year ended December 31, 2000 is fairly stated, in all material respects.

/s/ PRICEWATERHOUSECOOPERS LLP

March 2, 2001





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                                                                   Exhibit 1

                  Management's Assertion Concerning Compliance
                     with USAP Minimum Servicing Standards

March 2, 2001


As of and for the year ended December 31, 2000, Chase Manhattan Mortgage Corporation and its subsidiaries (the "Company") have complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers ("USAP") exclusive of standards I.4., III.3., III.4., V.3., and V.4., (collectively the "Applicable Standards") solely for the purpose of servicing the home equity loans underlying the Revolving Home Equity Loan Asset Backed Certificate Series 1995-1 (the "Agreement") except for standard V.2., Mortgagor Loan Accounting. During the year, interest rate changes were not consistently made in accordance with the note. We are currently implementing a review process to ensure that all interest rate adjustments were performed in accordance with the note.

As these loans are home equity loans rather than first mortgage loans, certain USAP minimum servicing standards relating to escrows are not applicable. Specifically, no assertions as to USAP minimum servicing standards I.4., III.3., III.4., V.3., and V.4. are being made.

Further, the assertion above relates only to the servicing of loans underlying the Consumer Lending Portfolio and not to loans in the general first mortgage servicing population.

As of and for this same period, the Company had in fidelity bond and errors and omissions policy in the amounts of $250,000,000 and $25,000,000 respectively.

/s/ Thomas Jacob                          /s/ Terry L. Gentry
---------------------------               ---------------------------
Thomas Jacob                              Terry L. Gentry
Chief Executive Officer                   Executive Vice President of Servicing

/s/ Glenn Mouridy                         /s/ Lucy Gambino
---------------------------               ---------------------------
Glenn Mouridy                             Lucy Gambino
Executive Vice President of Servicing     Vice President of Risk Management